Exhibit 4.7

EXECUTION VERSION

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF ARE SUBORDINATED TO ANY PRESENT OR FUTURE INDEBTEDNESS OWING FROM THE COMPANY UNDER THAT LOAN FACILITIES LETTER AGREEMENT DATED DECEMBER 19, 2019 AMONG THE COMPANY, BRIDGING FINANCE INC. (THE “SENIOR AGENT”) AND THE LENDERS PARTY THERETO, AND MAY BE ENFORCED ONLY IN ACCORDANCE WITH THAT CERTAIN SUBORDINATION AGREEMENT DATED DECEMBER 19, 2019 AMONG THE COMPANY, INVESTOR AND THE SENIOR AGENT.

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

BETTER CHOICE COMPANY INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$

December 19, 2019

FOR VALUE RECEIVED, BETTER CHOICE COMPANY INC., a Delaware corporation (the “Company”) promises to pay to                   , a Delaware limited partnership, or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of $                  , or such greater or lesser amount as shall equal the then outstanding principal amount hereof.  The Company promises to pay interest on this note at 10.00% per annum (the “Note Rate”) from December 19, 2019 until the Maturity Date.  The Company will pay interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day.  Interest shall be payable by increasing the aggregate principal amount of the Notes (such increase being referred to herein as “PIK Interest”).

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 19, 2019 until the principal hereof is due. The first Interest Payment Date shall be March 31, 2020.  Interest will be computed on the basis of a 360−day year of twelve 30−day months.  All then outstanding principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on June 30, 2023 (the “Maturity Date”).

This Note is one of the Subordinated Convertible Promissory Notes designated as a Subordinated Convertible Promissory Note issued on the date hereof (collectively with such other Subordinated Convertible Promissory Notes issued by the Company at any time, the “Notes”).

1.            Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Change of Control” means the occurrence of any of the following:

(a)         the direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (a “Group”) (other than to the Company or one or more Subsidiaries); or

(b)         any Person or Group shall become the beneficial owner, directly or indirectly, of more than 50% of the voting capital stock of the Company (measured by voting power rather than number of shares).

“Conversion Price” is equal to the lower of (a) $4.00 per share or (b) the IPO Price.

“Customary Documents” shall mean all or any of: a purchase agreement, an investor rights agreement, a voting agreement, a right of first refusal and co-sale agreement and/or other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a customary lock-up agreement in connection with an initial public offering) or other similar documents.

“Default Interest Rate” means 12.00% per annum.

“First Priority Notes” mean (a) all Notes held by HH-Halo and its permitted transferees and (b) that certain Note, $77,336.99 initial principal amount, issued by the Company to Werner von Pein on December 19, 2019.

“Halo Acquisition” shall mean the acquisition by the Company of Halo, Purely For Pets, Inc., Thriving Paws, LLC, HH-Halo LP (the “Sellers”), pursuant to a Stock Purchase Agreement dated October 15, 2019, as amended.

“HH-Halo” means HH-Halo LP, a Delaware limited partnership.

“Indebtedness” means, without duplication, all obligations of the Company or any of its subsidiaries for (a) indebtedness for borrowed money or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness evidenced by notes, bonds, debentures, mortgages or other debt instruments or debt securities, (c) the deferred purchase price of property or other assets (including “earn-outs”), excluding ordinary course trade payables and accrued expenses, (d) obligations as arising under capital leases, (e) payment obligations under any interest rate swap agreements, interest rate hedge agreements or other derivative agreements to which the Company is a party to the extent such obligation is required to be paid in full at the Closing upon termination of any such agreement, (f) interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees related thereto, (g) all interest expense accrued but unpaid, and any penalties, costs (breakage or otherwise), premiums, overage charges, make-whole payments, indemnities and fees on or related to Indebtedness, (h) obligations under any performance bond or letter of credit and (i) indebtedness of another person or entity of the types described in clauses (a) and (h) guaranteed, directly or indirectly, in any manner by the Company or any of its subsidiaries; provided that, Indebtedness shall not include any intercompany accounts, payables or loans of any kind or nature.
“Investors” shall mean the investors that are the registered holders of the Notes.

“IPO” means the listing of the Company’s common stock, par value $0.001 (the “Common Stock”) on the NASDAQ, NYSE or other national securities exchange in the United States or Canada whether through a firm commitment underwritten public offering by the Company of shares of common stock pursuant to an effective registration statement under the Securities Act of 1933 or other uplist transaction permitted by the applicable exchange.

“IPO Price” means the price at which the Company’s Common Stock was sold in an IPO.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, restriction on transfer or use, hypothecation, easement, right-of-way, defect in title, security interest, charge, option, right of first refusal or first offer, preemptive right, other transfer restriction or any similar claim.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of Company under or with respect to any warrants to purchase Company’s capital stock.

“Permitted Indebtedness” means Indebtedness incurred by the Company or its subsidiaries that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Investors and approved by the Required Investors in writing, and which Indebtedness does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon, until 91 days after the Maturity Date or later.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and similar Liens arising in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith, (b) Liens for taxes, assessments or other governmental charges not yet due and payable as of the date of determination or which are being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP, (c) encumbrances and restrictions on real property (including, but not limited to, easements, covenants, conditions, rights of way and similar restrictions) that do not, individually or in the aggregate, materially interfere with the Company’s or its subsidiaries’ present uses or occupancy of such property or the current operation of the business of the Company and its subsidiaries, (d) zoning, building codes and other land use laws imposed by a governmental entity affecting the use or occupancy of real property or the activities conducted thereon, (e) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, sublicense, lease, sublease or other similar agreement or in the property being leased or licensed, in each case, in the ordinary course of business, (f) purchase money Liens and Liens securing rental payments under lease arrangements and (g) other Liens which do not materially impair the use or value of the underlying asset.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Required Investors” shall mean (a) HH-Halo, (b) Investors holding more than 50% of the aggregate then outstanding principal amount of the Notes if no First Priority Notes remain outstanding or (c) Investors holding more than 60% of the aggregate then outstanding principal amount of the Notes in connection with any amendment, waiver or modification pursuant to Section 8(b) that would have a material and adverse effect on Investors (other than HH-Halo) that is disproportionate to its effect on HH-Halo.

“Second Priority Notes” means Notes that are not First Priority Notes.

“Senior Credit Agreement” has the meaning set forth in the Subordination Agreement.

“Senior Debt” means (a) Senior Debt (as defined in the Subordination Agreement) and (b) any other Indebtedness to the extent the proceeds of which are used to repay all or a portion of the Indebtedness under the Senior Credit Agreement.

“Subordination Agreement” means that certain Subordination Agreement dated December 19, 2019 among Bridging Finance Inc., Investor, the Company and the other parties thereto.

“Trading Day” shall mean any day on which the Common Stock is traded on the Trading Market.

“Trading Market” shall mean the principal securities exchange or securities market, including an over-the-counter market, on which the Common Stock is then traded in the United States.

“Transaction Documents” means this Note, any other Notes and the Subscription Agreement, Registration Rights Agreement and Common Stock Purchase Warrant entered into and delivered in connection herewith.

2.            Payments. Subject to the terms of the Subordination Agreement:

(a)          Interest. Accrued interest on this Note shall be payable as set forth in the first paragraph of this Note.  In the event of a conversion hereunder, the accrued interest shall convert along with the outstanding principal amount.

(b)         Prepayment. The Company may prepay the Notes without penalty at any time prior to the Maturity Date; provided that the Company shall not prepay the Notes at any time within 90 days prior to a Change of Control; provided further that the Company shall prepay the Notes held by HH-Halo or its permitted transferees, if any, and any Notes pari passu in right of payment with HH-Halo pursuant to Section 7(a) prior to any prepayment of Notes held by any other Investor.

(c)         Change of Control. Subject to Section 5(c), in the event of a Change of Control, each Investor shall have the option to elect either (i) to convert all of the outstanding principal amount of, and all accrued interest on, the Notes held by such Investor into a replacement note issued by the new issuer resulting from the Change of Control in an aggregate principal amount equal to (A) 104% of the outstanding principal amount of Notes held by such Investor plus (B) accrued interest or (ii) to require the Company to repay all of the outstanding principal amount of the Notes held by such Investor plus all accrued interest thereon and pay a repayment premium equal to 4% of the sum of all outstanding principal amount of the Notes held by such Investor plus all accrued interest thereon.

(d)         Payments Generally. The Company will make all cash payments due under this Note in immediately available funds by 1:00 p.m. ET on the date such payment is due at the address for such purpose specified below Investor’s signature hereto, or at such other address, or in such other manner, as an Investor or other registered holder of a Note may from time to time direct in writing.

(e)          Treatment of Notes. Subject to Section 7(a), (i) all or any portion of the then outstanding principal amount of any First Priority Note and all interest thereon shall be (A) senior in right of payment and in all other respects to any Second Priority Notes and (B) pari passu in right of payment and in all other respects to any other First Priority Note; and (ii) all or any portion of the then outstanding principal amount of any Second Priority Note and all interest thereon shall be (A) junior in right of payment and in all other respects to all First Priority Notes and (B) pari passu in right of payment and in all other respects to any other Second Priority Note. If Investor receives payments in excess of its appropriate share of the Company’s payments to the holders of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders. Except in connection with incurrence of Senior Debt but subject to Section 7(b), no Notes issued after the date of this Note or any agreements or other instruments and documents entered into or delivered in connection therewith shall provide any Investor with rights and privileges that are more favorable in the aggregate to such Investor than the rights and privileges of Investor hereunder.

3.            Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)         Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the due date hereunder and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay;

(b)       Other Breach. The Company shall breach, in any material manner, any representation, warranty or covenant or other term or condition of any Transaction Document (other than the Registration Rights Agreement), except, in the case of a breach of a covenant that is curable, only if such breach continues for a period of at least fifteen (15) consecutive days after written notice thereof is delivered to the Company.

(c)          Senior Debt Default. The occurrence of an Event of Default (as defined in the Senior Credit Agreement) or any Event of Default (or its equivalent) under any other Senior Debt.

(d)         Suspension from Trading. The suspension from trading or failure of the Common Stock to be listed on the OTC markets, the pink sheets, NASDAQ, NYSE or other national securities exchange in the United States or Canada for a period of five (5) consecutive days or for more than ten (10) days in any 365-day period.

(e)       Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing.

(f)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement.

4.            Rights of Investor upon Default. Subject to the terms of the Subordination Agreement:

(a)        Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 3(e) or 3(f)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the written consent of the Required Investors, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3(e) and 3(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, with the written consent of the Required Investors, exercise any other right, power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(b)       For so long as any Event of Default exists under this Note, regardless of whether or not there has been an acceleration of the Indebtedness evidenced by this Note, and in addition to all other rights and remedies of Investor hereunder, interest shall accrue on the Note principal at the Default Interest Rate, and such accrued interest shall be immediately due and payable. The Company acknowledges that it would be extremely difficult or impracticable to determine Investor’s actual damages resulting from any late payment or Event of Default, and such late charges and accrued interest are reasonable estimates of those damages and do not constitute a penalty.

5.            Conversion.

(a)         Automatic Conversion on IPO. If, on or prior to the Maturity Date, the Company consummates an IPO, then the then outstanding principal amount of this Note together with all accrued and unpaid interest under this Note shall automatically convert into Common Stock at the Conversion Price.

(b)        Elective Conversion.  At any time prior to 5:00 p.m. on the last Business Day immediately preceding the Maturity Date, each Investor shall have the option to convert all or part of the principal and accrued interest under the Notes into that number of shares of Common Stock equal to the quotient of (1) all principal and accrued interest under the Notes being so converted, divided by (2) the Conversion Price.

(c)          Automatic Conversion Upon Change of Control.  If any Investor fails to make an election in accordance with Section 2(c) within 30 days of receipt of written notice of the applicable Change of Control from the Company, all principal and accrued interest under the Notes held by such Investor shall automatically convert into that number of shares of Common Stock equal to the quotient of (1) all principal and accrued interest under the Notes being so converted, divided by (2) the Conversion Price.

(d)         Additional Shares of Common Stock Issuable In Certain Circumstances.  If the Company has not completed an IPO by December 31, 2020, then upon any conversion of Notes by an Investor thereafter, such Investor shall be entitled to an additional number of shares of Common Stock at a conversion price of $4.00 per share upon conversion equal to 10% of the number of shares of Common Stock originally issuable upon conversion.

(e)          Conversion Procedures.

(i)          Conversion Pursuant to Section 5(a). If this Note is to be automatically converted pursuant to Section 5(a), written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the general terms of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest and the date on which such conversion is expected to occur and calling upon Investor to surrender to the Company, in the manner and at the place designated, this Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other purchasers participating in the IPO, including but not limited to any Customary Documents. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the IPO for cancellation; provided, however, that upon the closing of the IPO, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. Any conversion of this Note pursuant to Section 5(a) shall be deemed to have been made immediately prior to the closing of the IPO and on and after such date the Persons entitled to receive the units issuable upon such conversion shall be treated for all purposes as the record holder of such units.

(ii)          Elective Conversion.

(1)         Prior to conversion of this Note pursuant to any elective conversion under this Section 5, Investor shall surrender this Note to the Company (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note).  If the Required Investors elect to convert the Notes pursuant to this Section 5 (other than an automatic conversion under Section 5(a)), the Required Investors shall give written notice to the Company at least thirty (30) days prior to the event triggering the elective conversion at the Company’s principal corporate office of the election to convert the same pursuant to the applicable paragraph of this Section 5, and shall state therein the amount of the then outstanding principal amount of the Notes, together with all accrued and unpaid interest, to be converted.

(2)       Investor hereby agrees to execute and deliver to the Company upon such elective conversion of this Note all transaction documents entered into by other recipients of capital stock and, if applicable, any Customary Documents.

(3)         The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertificated units, if applicable) for the number of units to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 5(e)(iii). Any elective conversion of this Note shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 5(e)(ii) and on and after such date the Persons entitled to receive the units issuable upon such conversion shall be treated for all purposes as the record holder of such units.

(iii)        Fractional Units; Interest; Effect of Conversion. No fractional units shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional units to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a unit not issued pursuant to the previous sentence. In addition, to the extent not converted into units of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its Obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation. Notwithstanding anything herein to the contrary, Investor hereby waives the right to payment for fractional units pursuant to this Section 5(e)(iii) if the aggregate amount owed to Investor upon conversion of this Note is less than $5.00.

(f)         Notices of Record Date. In the event of any Change of Control, the Company will mail written notice of such event to Investor at least ten (10) days prior to the closing of a Change of Control, which notice period may be waived with the written consent of the Required Investors.

6.            Certain Adjustments

(a)         Stock Dividends and Splits.  If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Note), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company (collectively with the actions described in (i), (ii), (iii) and (iv), a “Share Reorganization”), then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Note shall be proportionately adjusted such that the aggregate Conversion Price of this Note shall remain unchanged.  Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification, but if the Company shall legally abandon any such dividend, distribution, subdivision, combination or reclassification prior to effecting such action, no adjustment shall be made pursuant to this Section 6(a) in respect of such action.

(b)          Pro Rata Distributions.  If the Company, at any time while this Note is outstanding, shall distribute to all or substantially all holders of Common Stock (and not to the Investors) evidences of its Indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than a Share Reorganization, then, in each such case, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP (as defined below) determined as of the record date, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of Indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith; provided that in no event shall the Conversion Price be increased as a result of the application of this Section 6(b).  Simultaneously with any adjustment to the Conversion Price pursuant to this Section 6(b), the number of shares of Common Stock that may be issuable upon conversion of this Note shall be increased proportionately, so that after such adjustment the aggregate Conversion Price payable hereunder for the adjusted number of shares of Common Stock shall be the same as the aggregate Conversion Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).  In either case the adjustments shall be described in a statement provided to the Investor that holds the portion of assets or evidences of Indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustments shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above, but if the Company shall legally abandon any such distribution prior to effecting such distribution, no adjustments shall be made pursuant to this Section 6(b) in respect of such action.  For purposes of this Section 6(b), “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc.  (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Investors and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(c)         Calculations.  All calculations under this Section 6 shall be made to the nearest cent or rounded down to the nearest whole share, as the case may be.  For purposes of this Section 6, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any.  Notwithstanding anything to the contrary in this Section 6, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share in such price; provided, however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  In any case in which this Section 6 shall require that an adjustment in the Conversion Price be made effective as of a record date for a specified event, if an Investor converts this Note after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Conversion Price in effect prior to such adjustment; provided, however, that in such case the Company shall deliver to the Investor a due bill or other appropriate instrument evidencing the Investor’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

(d)         Par Value.  Notwithstanding anything to the contrary in this Note, in no event shall the Conversion Price be reduced below the par value of the Company’s Common Stock.

7.            Covenants.

(a)         November 2019 Notes. By January 6, 2020, the Company shall cause all Notes issued by the Company on or about November 11, 2019 to be amended and restated, or cancelled and exchanged, so that they are in form and substance identical in all respects to the Notes issued by the Company to Thriving Paws, LLC on the date hereof, except (i) with respect to their dates of issuance, the names of each Investor and their respective principal amounts and (ii), subject to Section 7(b)(i) such replacement Notes may be pari passu in right of payment with the First Priority Notes.

(b)        Incurrence of Debt. So long as this Note is outstanding, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Senior Debt not to exceed $30,000,000 in the aggregate together with all Notes that are First Priority Notes pursuant to Section 7(a)(ii), (ii) Indebtedness under this Note and all other Notes in the aggregate not to exceed $19,900,000 in initial principal amount and (iii) Permitted Indebtedness.

(c)         Existence of Liens. So long as this Note is outstanding, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, allow or suffer to exist Liens other than (i) pursuant to the Senior Debt and (ii) Permitted Liens.

(d)        Restricted Payments. The Company shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than the Senior Debt), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)        Participation. Investor, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if Investor had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(f)          Noncircumvention. The Company shall not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of Investor.

8.            Miscellaneous.

(a)          Subordination.  This Note is subordinated to all Senior Debt but is and shall remain at all times senior in right of payment and in all other respects to any other Indebtedness.

(b)        Waivers and Amendments. Subject to the terms of the Subordination Agreement, any provision of this Note may be amended, waived or modified only with the written consent of the Company and of the Required Investors; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of any Note without the affected Investor’s written consent, or (ii) reduce the rate of interest of any Note without the affected Investor’s written consent. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto.

(c)         Governing Law. This Note and all actions arising out of or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

(d)        Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(e)          Jurisdiction and Venue. Investor and the Company irrevocably consent to the exclusive jurisdiction of, and venue in, the state courts in New York County in the State of New York or the United Stated District Court for the State of New York, in connection with any matter based upon or arising out of this Note or the matters contemplated herein or therein, and agree that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons.

(f)          Waiver of Jury Trial; Judicial Reference. Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(g)       Successors and Assigns. Subject to the restrictions on transfer set forth herein, the rights and obligations of the Company and Investor under this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(h)       Transfer and Replacement of this Note. The Company will keep, at its principal executive office, books for the recordation of the Investors and recordation of transfer of this Note. Prior to presentation of this Note for transfer, the Company shall treat the Person in whose name this Note is recorded as the owner and holder of this Note for all purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in this Note, the holder of this Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor this Note in the principal requested by such holder, dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note and recorded in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of this Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as this Note, in the same principal amount as the unpaid principal amount of this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been so paid, dated the date of this Note.

(i)         Transfer of this Note or Securities Issuable on Conversion Thereof. This Note may not be transferred by Investor without the prior written consent of the Company; provided that all or any portion of Investor’s rights in and to this Note may be sold, transferred or assigned by Investor at any time or from time to time to any person or entity who or which is an affiliate, partner, member, stockholder or other holder of equity securities of Investor or any of its controlling affiliates. Any shares of Common Stock of the Company into which this Note may be converted shall be subject to any transfer restrictions set forth in any Customary Documents.

(j)          Assignment by the Company. The rights, interests or obligations of the Company hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Required Investors.

(k)         Entire Agreement. This Note and the Transaction Documents to which Investor is a party constitute and contain the entire agreement among the Company and Investor and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(l)          Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed, emailed or delivered to each party as follows: (i) if to Investor, at Investor’s address, facsimile number or electronic mail address set forth beneath Investor’s name on the signature page hereto, or at such other address, facsimile number or electronic mail address as Investor shall have furnished the Company in writing, or (ii) if to the Company, at the Company’s address, facsimile number or electronic mail address set forth beneath the Company’s name on the signature page hereto, or at such other address, facsimile number or electronic mail address as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being deposited with an overnight courier service of recognized standing, (iv) four days after being deposited in the U.S. mail, first class with postage prepaid, (v) if sent via facsimile, upon confirmation of facsimile transfer or (vi) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

(m)        Expenses. The Company and Investor shall be responsible for their own legal fees and other expenses incurred in connection with the negotiation, drafting and execution of this Note. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or Investor otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(n)        Severability of this Note. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(o)        Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(p)        Usury. If any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(q)        Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(r)         Counterparts. This Note may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or similar electronic copies (including .PDF format) of signed signature pages will be deemed binding originals.

(Signature Page Follows)

The parties have caused this Note to be duly executed and delivered as of the date first written above.

COMPANY:

BETTER CHOICE COMPANY INC.
a Delaware corporation

By:
Name:
Title:
Address:	164 Douglas Rd E Oldsmar, Florida 34677

INVESTOR:

By:
By:

By:
(Signature)

Name:
(Print name of Investor)

Title:
(If signing on behalf of an entity)

Address:

Attention:
Phone:
E-mail:

with a copy (which shall not constitute notice) to:

Attention:
Phone:
Facsimile:
E-mail: